Exhibit 99.2
PART II

Note: The information contained in this exhibit has been updated for the retrospective adoption of a new accounting standard, issued by the Financial Accounting Standards Board, Accounting Standards Update ("ASU") No. 2017-07, Compensation-Retirement Benefits (Topic 715). The non-service cost components of net periodic benefit cost are now presented in the income statement separately from the service cost component and outside the subtotal of income from operations. The Company is presenting these non-service components within the Other (income) expense, net caption. This exhibit has not been updated for any other changes since the filing of the 2017 Annual Report on Form 10-K (the "2017 Form 10-K"). For additional developments since the filing of the 2017 Form 10-K, refer to our periodic reports filed with the U.S. Securities and Exchange Commission through the date of this Current Report on Form 8-K, including our Quarterly Report on Form 10-Q for the period ended April 1, 2018.

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This Management's Discussion and Analysis (“MD&A”) is intended to provide an understanding of Hershey's financial condition, results of operations and cash flows by focusing on changes in certain key measures from year to year. The MD&A should be read in conjunction with our Consolidated Financial Statements and accompanying Notes included in Item 8 of this Annual Report on Form 10-K. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed elsewhere in this Annual Report on Form 10-K, particularly in Item 1A. “Risk Factors.”
The MD&A is organized in the following sections:

•	Business Model and Growth Strategy

•	Overview

•	Non-GAAP Information

•	Consolidated Results of Operations

•	Segment Results

•	Financial Condition

•	Critical Accounting Policies and Estimates
BUSINESS MODEL AND GROWTH STRATEGY
We are the largest producer of quality chocolate in North America, a leading snack maker in the United States and a global leader in chocolate and non-chocolate confectionery known for bringing goodness to the world through chocolate, sweets, mints and other great tasting snacks. We market, sell and distribute our products under more than 80 brand names in approximately 80 countries worldwide. We report our operations through two segments: North America and International and Other.
We believe we have a set of differentiated capabilities that when integrated, can create advantage in the marketplace. Our focus on the following key elements of our strategy should enable us to deliver top-tier growth and industry-leading shareholder returns.

•
Reignite Core Confection and Expand Breadth in Snacking. We are taking actions in an effort to deepen our consumer connections, deliver meaningful innovation and reinvent the shopping experience, while also pursuing opportunities to diversify our portfolio and establish a strong presence across snacking.

◦
We are a part of special meaningful moments with family and friends. Seasons are an important part of our business model and for consumers, they are highly anticipated, cherished special times, centered around traditions. For us, it’s an opportunity for our brands to be part of many connections during the year when family and friends gather.

◦
Innovation is an important lever in this variety seeking category and we are leveraging some exciting work from our proprietary demand landscape to shape our future innovation and make it more impactful. We are becoming more disciplined in our relentless focus on platform innovation, which enables sustainable growth over time and significant extensions to our core.

◦
Through our shopper insights, we are currently working with our retail partners on in-aisle strategy that will breathe life into the center of the store and transform the shopping experience by improving paths to purchase, stopping power, navigation, engagement and conversion. We have also responded to the changing retail environment by investing in e-commerce capabilities.

◦
To expand our breadth in snacking, we are focused on expanding the boundaries of our core confection brands to capture new snacking occasions and increasing our exposure into new snack categories through acquisitions.

•
Reallocate Resources to Expand Margins and Fuel Growth. We are focused on ensuring that we allocate our resources efficiently to the areas with the highest potential for profitable growth. We believe this will enable significant margin expansion and position us in the top quartile related to operating income margin.

◦
We have reset our international investment, while we still believe strongly that our targeted emerging markets will provide long-term growth. The uncertain macroeconomic environment in many of these markets is expected to continue and our investments in these international markets need to be relative to the size of the opportunity.

◦
We have heightened our selling, marketing and administrative expense discipline within the Company in an effort to make improvements without jeopardizing our topline growth. Our expectation is that advertising and related marketing expense will grow roughly in line with sales.

◦	We will continue cost of goods sold optimization through pricing and programs like network supply chain optimization and lean manufacturing.

•
Strengthen Capabilities & Leverage Technology for Commercial Advantage. The world is changing fast and so is the data on which we rely to make decisions. In order to generate insights, we must acquire, integrate and access vast sources of the right data in an effective manner. We are working to leverage our advanced analytical techniques which will give us a deep understanding of consumers, our shoppers, our end-to-end supply chain, our retail environment and macroeconomic factors at both a broad and precision level. In addition, we are in the process of transforming our enterprise resource planning system which will allow employees to work more efficiently and effectively.

OVERVIEW
The Overview presented below is an executive-level summary highlighting the key trends and measures on which the Company’s management focuses in evaluating its financial condition and operating performance. Certain earnings and performance measures within the Overview include financial information determined on a non-GAAP basis, which aligns with how management internally evaluates the Company's results of operations, determines incentive compensation, and assesses the impact of known trends and uncertainties on the business. A detailed reconciliation of the non-GAAP financial measures referenced herein to their nearest comparable GAAP financial measures follows this summary. For a detailed analysis of the Company's operations prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"), referred to as "reported" herein, refer to the discussion and analysis in the Consolidated Results of Operations.
In 2017, we made solid progress on our strategic initiatives, including strengthening our core chocolate brands, positioning our snacks business for success and generating operating profit margin expansion. These initiatives will benefit the Company over the long term and enable us to achieve our sales and earnings per share-diluted ("EPS") targets. We continued to generate solid operating cash flow, totaling approximately $1.2 billion in 2017, which affords the Company significant financial flexibility. The recent acquisition of Amplify is an important step in our journey to expand our breadth in snacking as it should enable us to bring scale and category management capabilities to a key sub-segment of the warehouse snack aisle.
Our full year 2017 net sales totaled $7,515.4 million, an increase of 1.0%, versus $7,440.2 million for the comparable period of 2016. Excluding a 0.2% impact from favorable foreign exchange rates, our net sales increased 0.8%. Net sales growth was driven by lower levels of trade promotional spending in both the North America and International and Other segments, as well as higher sales volume in North America, primarily from 2017 innovation and new launches, including Hershey's Cookie Layer Crunch, Hershey's Gold and Hershey's and Reese's Popped Snack Mix and Chocolate Dipped Pretzels.
Our reported gross margin was 46.0% for the full year 2017, an increase of 340 basis points compared to the full year 2016. Our 2017 non-GAAP gross margin of 45.6% was on par with the prior year margin, as the benefits from supply chain productivity and cost savings initiatives, as well as lower input costs, were offset by higher freight rates and increased levels of manufacturing and distribution costs associated with an effort to maintain customer service targets at fast growing retail customers.
Our full year 2017 reported net income and EPS-diluted totaled $783.0 million and $3.66, respectively, compared to the full year 2016 reported net income and EPS-diluted of $720.0 million and $3.34, respectively. From a non-GAAP perspective, full year 2017 adjusted net income was $1,001.5 million, an increase of 7.5% versus $931.6 million in 2016. Our adjusted EPS-diluted for the full year 2017 was $4.69 compared to $4.33 for the same period of 2016, an increase of 8.3%.

NON-GAAP INFORMATION
Comparability of Certain Financial Measures
The comparability of certain of our financial measures is impacted by unallocated mark-to-market (gains) losses on commodity derivatives, costs associated with business realignment activities, costs relating to the integration of acquisitions, pension settlement charges relating to Company-directed initiatives, impairment of goodwill, indefinite and long-lived assets, settlement of the SGM liability in conjunction with the purchase of the remaining 20% of the outstanding shares of SGM, the gain realized on the sale of a trademark, costs associated with the early extinguishment of debt and other non-recurring gains and losses.
To provide additional information to investors to facilitate the comparison of past and present performance, we use non-GAAP financial measures within MD&A that exclude the financial impact of these activities. These non-GAAP financial measures are used internally by management in evaluating results of operations and determining incentive compensation, and in assessing the impact of known trends and uncertainties on our business, but they are not intended to replace the presentation of financial results in accordance with GAAP. A reconciliation of the non-GAAP financial measures referenced in MD&A to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.
Explanatory Note
In conjunction with the adoption of ASU 2017-07, Compensation-Retirement Benefits (Topic 715), the Company elected to discontinue its practice of excluding the non-service related components of its net periodic benefit cost in deriving its non-GAAP financial measures, with a minor exception. Historically, the Company excluded from its non-GAAP results the following components relating to its pension benefit plans: interest cost, expected return on plan assets, amortization of net loss (gain), and settlement and curtailment charges. The Company did not historically exclude from its non-GAAP results the non-service related components relating to its other post retirement benefit plans. The Company will continue to exclude from its non-GAAP results the portion of pension settlement and/or curtailment charges relating to Company-directed initiatives, such as significant business realignment events and benefit plan terminations or amendments. As a result of this change, the non-GAAP reconciliations presented for the years ended December 31, 2017, 2016 and 2015 that follow have been revised to conform to this updated presentation. The revision in the Company’s determination of non-GAAP earnings resulted in a reduction of $0.07 to adjusted EPS-diluted from $4.76 to $4.69 for 2017, a reduction of $0.08 to adjusted EPS-diluted from $4.41 to $4.33 for 2016 and a reduction of $0.05 to adjusted EPS-diluted from $4.12 to $4.07 for 2015.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	For the years ended December 31,
In thousands except per share data	2017	2016	2015
Reported gross profit	$3,455,376	$3,169,539	$3,386,555
Derivative mark-to-market (gains) losses	(35,292)	163,238	—
Business realignment activities	5,147	58,106	8,801
Acquisition integration costs	—	—	7,308
Non-GAAP gross profit	$3,425,231	$3,390,883	$3,402,664

Reported operating profit	$1,313,409	$1,255,173	$1,075,764
Derivative mark-to-market (gains) losses	(35,292)	163,238	—
Business realignment activities	69,359	93,902	110,797
Acquisition integration costs	311	6,480	20,899
Goodwill, indefinite and long-lived asset impairment charges	208,712	4,204	280,802
Non-GAAP operating profit	$1,556,499	$1,522,997	$1,488,262

Reported provision for income taxes	$354,131	$379,437	$388,896
Derivative mark-to-market (gains) losses*	(4,746)	20,500	—
Business realignment activities*	18,337	13,957	37,791
Acquisition integration costs*	118	2,456	8,264
Pension settlement charges relating to Company-directed initiatives*	4,148	5,181	3,857
Goodwill, indefinite and long-lived asset impairment charges*	23,292	1,157	—
Impact of U.S. tax reform	(32,467)	—	—
Loss on early extinguishment of debt*	—	—	10,736
Gain on sale of trademark*	—	—	(3,652)
Non-GAAP provision for income taxes	$362,813	$422,688	$445,892

Reported net income	$782,981	$720,044	$512,951
Derivative mark-to-market (gains) losses	(30,546)	142,738	—
Business realignment activities	51,022	79,945	73,006
Acquisition integration costs	193	4,024	14,196
Pension settlement charges relating to Company-directed initiatives	6,796	8,488	6,321
Goodwill, indefinite and long-lived asset impairment charges	185,420	3,047	280,802
Impact of U.S. tax reform	32,467	—	—
Noncontrolling interest share of business realignment and impairment charges	(26,795)	—	—
Settlement of SGM liability	—	(26,650)	—
Loss on early extinguishment of debt	—	—	17,591
Gain on sale of trademark	—	—	(6,298)
Non-GAAP net income	$1,001,538	$931,636	$898,569

	For the years ended December 31,
	2017	2016	2015
Reported EPS - Diluted	$3.66	$3.34	$2.32
Derivative mark-to-market (gains) losses	(0.14)	0.66	—
Business realignment activities	0.25	0.38	0.33
Acquisition integration costs	—	0.02	0.05
Pension settlement charges relating to Company-directed initiatives	0.02	0.04	0.03
Goodwill, indefinite and long-lived asset impairment charges	0.87	0.01	1.28
Impact of U.S. tax reform	0.15	—	—
Noncontrolling interest share of business realignment and impairment charges	(0.12)	—	—
Settlement of SGM liability	—	(0.12)	—
Loss on early extinguishment of debt	—	—	0.09
Gain on sale of trademark	—	—	(0.03)
Non-GAAP EPS - Diluted	$4.69	$4.33	$4.07

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly effective tax rate.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	For the years ended December 31,
	2017	2016	2015
As reported gross margin	46.0%	42.6%	45.8%
Non-GAAP gross margin (1)	45.6%	45.6%	46.1%

As reported operating profit margin	17.5%	16.9%	14.6%
Non-GAAP operating profit margin (2)	20.7%	20.5%	20.1%

As reported effective tax rate	31.9%	34.5%	43.1%
Non-GAAP effective tax rate (3)	26.7%	31.3%	33.2%

(1)	Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.

(2)	Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.

(3)
Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

Details of the activities impacting comparability that are presented as reconciling items to derive the non-GAAP financial measures in the tables above are as follows:

Mark-to-market (gains) losses on commodity derivatives
The mark-to-market (gains) losses on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding (gains) losses are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period. For the years ended December 31, 2017 and 2016, the net adjustment recognized within unallocated was a gain of $35.3 million and a loss of $163.2 million, respectively. See Note 11 to the Consolidated Financial Statements for more information.

Business realignment activities
We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. For the years ended December 31, 2017, 2016 and 2015, we incurred $69.4 million, $107.6 million and $121.0 million, respectively, of pre-tax costs related to business realignment activities, including pension settlement charges recorded within our Other expense (income) caption. See Note 7 to the Consolidated Financial Statements for more information.

Acquisition integration costs
For the years ended December 31, 2017 and 2016, we incurred expenses totaling $0.3 million and $6.5 million, respectively, related to integration of the 2016 acquisition of Ripple Brand Collective, LLC, as we incorporated this business into our operating practices and information systems. For the year ended December 31, 2015, we incurred costs related to the integration of the 2014 acquisitions of SGM and The Allan Candy Company and the 2015 acquisition of Krave totaling $22.5 million as we incorporated these businesses into our operating practices and information systems. These 2015 expenses included charges incurred to write-down approximately $6.4 million of expired or near-expiration work-in-process inventory at SGM, in connection with the implementation of our global quality standards and practices. In addition, integration costs for 2015 were offset by a $6.8 million reduction in the fair value of contingent consideration paid to the Krave shareholders.

Pension settlement charges relating to Company-directed initiatives
The Company excludes the portion of pension settlement and/or curtailment charges relating to Company-directed initiatives, such as significant business realignment events and benefit plan terminations or amendments. These charges are presented with other non-service cost components of net periodic benefit cost within the Other expense (income) caption. During the year ended December 31, 2017, we recorded pre-tax pension settlement charges of $10.9 million relating to the termination of the Hershey Company Puerto Rico Hourly Pension Plan. In conjunction with the 2015 Productivity Initiative, during the years ended December 31, 2016 and 2015, we recorded pre-tax pension settlement charges of $13.7 million and $10.2 million, respectively, relating to lump sum withdrawals by employees retiring or leaving the Company as a result of this program.

Goodwill, indefinite and long-lived asset impairment charges
For the year ended December 31, 2017, we incurred $208.7 million of pre-tax long-lived asset impairment charges related to certain business realignment activities. This includes a write-down of certain intangible assets that had been recognized in connection with the 2014 SGM acquisition and write-down of property, plant and equipment. For the year ended December 31, 2016, in connection with our 2016 annual impairment testing of other indefinite lived assets, we recognized a trademark impairment charge of $4.2 million primarily resulting from plans to discontinue a brand sold in India. In the second and third quarters of 2015, we recorded a total $280.8 million non-cash goodwill impairment charge, representing a write-down of all of the goodwill resulting from the SGM acquisition, including $14.4 million relating to the portion of goodwill that had been allocated to our China chocolate reporting unit, based on synergies to be realized by this business.

Impact of U.S. tax reform
In connection with the enactment of U.S. tax reform in December 2017, we recorded a net charge of $32.5 million during the fourth quarter of 2017, which includes the estimated impact of the one-time mandatory tax on previously deferred earnings of non-U.S. subsidiaries offset in part by the benefit from revaluation of net deferred tax liabilities based on the new lower corporate income tax rate.

Noncontrolling interest share of business realignment and impairment charges
Certain of the business realignment and impairment charges recorded in connection with the Margin for Growth Program related to Lotte Shanghai Foods Co., Ltd., a joint venture in which we own a 50% controlling interest. Therefore, we have also adjusted for the portion of these charges included within the loss attributed to the non-controlling interest.

Settlement of SGM liability
In the fourth quarter of 2015, we reached an agreement with the SGM selling shareholders to reduce the originally-agreed purchase price for the remaining 20% of SGM, and we completed the purchase on February 3, 2016. In the first quarter of 2016, we recorded a $26.7 million gain relating to the settlement of the SGM liability, representing the net carrying amount of the recorded liability in excess of the cash paid to settle the obligation for the remaining 20% of the outstanding shares.

Loss on early extinguishment of debt
During the third quarter of 2015, we recorded a $28.3 million loss on the early extinguishment of debt relating to a cash tender offer. See Note 4 to the Consolidated Financial Statements for further information.

Gain on sale of trademark
During the first quarter of 2015, we recorded a $9.9 million gain relating to the sale of a non-core trademark.

Constant Currency Net Sales Growth
We present certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  This measure is used internally by management in evaluating results of operations and determining incentive compensation.  We believe that this measure provides useful information to investors because it provides transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations have on the year-to-year comparability given volatility in foreign currency exchange markets.

To present this information for historical periods, current period net sales for entities reporting in other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

The following tables set forth a reconciliation between reported and constant currency growth rates for the years ended December 31, 2017 and 2016:

	For the Year Ended December 31, 2017
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
North America segment
Canada	6.3%	2.1%	4.2%
Total North America segment	1.3%	0.1%	1.2%

International and Other segment
Mexico	9.7%	(1.1)%	10.8%
Brazil	19.9%	9.4%	10.5%
India	17.0%	3.2%	13.8%
Greater China	(18.1)%	(0.8)%	(17.3)%
Total International and Other segment	(1.4)%	0.6%	(2.0)%

Total Company	1.0%	0.2%	0.8%

	For the Year Ended December 31, 2016
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
North America segment
Canada	(3.5)%	(3.0)%	(0.5)%
Total North America segment	1.0%	(0.2)%	1.2%

International and Other segment
Mexico	(8.5)%	(16.0)%	7.5%
Brazil	15.7%	(6.0)%	21.7%
India	(26.6)%	(3.6)%	(23.0)%
Greater China	(0.3)%	(4.9)%	4.6%
Total International and Other segment	(1.2)%	(4.4)%	3.2%

Total Company	0.7%	(0.7)%	1.4%

CONSOLIDATED RESULTS OF OPERATIONS

				Percent Change
For the years ended December 31,	2017	2016	2015	2017 vs 2016	2016 vs 2015
In millions of dollars except per share amounts
Net Sales	$7,515.4	$7,440.2	$7,386.6	1.0%	0.7%
Cost of Sales	4,060.0	4,270.6	4,000.0	(4.9)%	6.8%
Gross Profit	3,455.4	3,169.6	3,386.6	9.0%	(6.4)%
Gross Margin	46.0%	42.6%	45.8%
SM&A Expense	1,885.5	1,891.3	1,945.4	(0.3)%	(2.8)%
SM&A Expense as a percent of net sales	25.1%	25.4%	26.3%
Goodwill, Indefinite and Long-Lived Asset Impairment Charges	208.7	4.2	280.8	NM	NM
Business Realignment Costs	47.8	18.9	84.6	153.3%	(77.7)%
Operating Profit	1,313.4	1,255.2	1,075.8	4.6%	16.7%
Operating Profit Margin	17.5%	16.9%	14.6%
Interest Expense, Net	98.3	90.2	105.8	9.0%	(14.8)%
Other (Income) Expense, Net	104.4	65.6	68.1	59.4%	(3.8)%
Provision for Income Taxes	354.1	379.4	388.9	(6.7)%	(2.4)%
Effective Income Tax Rate	31.9%	34.5%	43.1%
Net Income Including Noncontrolling Interest	756.6	720.0	513.0	5.1%	40.4%
Less: Net Loss Attributable to Noncontrolling Interest	(26.4)	—	—	NM	NM
Net Income Attributable to The Hershey Company	$783.0	$720.0	$513.0	8.7%	40.4%
Net Income Per Share—Diluted	$3.66	$3.34	$2.32	9.6%	44.0%

Note: Percentage changes may not compute directly as shown due to rounding of amounts presented above.
NM = not meaningful.

Net Sales
2017 compared with 2016
Net sales increased 1.0% in 2017 compared with 2016, reflecting favorable price realization of 0.7%, a benefit from acquisitions of 0.3%, and a favorable impact from foreign currency exchange rates of 0.2%, partially offset by a volume decrease of 0.2%. Excluding foreign currency, our net sales increased 0.8% in 2017. The favorable net price realization was attributed to lower levels of trade promotional spending in both the North America and International and Other segments versus the prior year. Consolidated volume decreased as a result of lower sales volume in the International and Other segment, primarily attributed to our China business and the softness in the modern trade channel coupled with a focus on optimizing our product offerings. These volume decreases were partially offset by higher sales volume in North America, specifically from 2017 innovation and new launches, including Hershey's Cookie Layer Crunch, Hershey's Gold and Hershey's and Reese's Popped Snack Mix and Chocolate Dipped Pretzels.
2016 compared with 2015
Net sales increased 0.7% in 2016 compared with 2015, reflecting volume increases of 0.8% and a 0.6% benefit from net acquisitions and divestitures, partially offset by an unfavorable impact from foreign currency exchange rates of 0.7%. Excluding foreign currency, our net sales increased 1.4% in 2016. The volume improvement was primarily driven by new chocolate and snacking products in the United States, including Snack Mix, Snack Bites and Hershey's Cookie Layer Crunch bars. While the North America segment had unfavorable price realization due to increased levels of trade promotional spending, this was essentially offset by favorable price realization in the International and Other segment, due to significantly lower levels of trade spending and returns, discounts and allowances.
Key U.S. Marketplace Metrics
For the full year 2017, our U.S. candy, mint and gum ("CMG") consumer takeaway increased 1.6%, which was in line with the category increase, resulting in market share of 30.6%. The CMG consumer takeaway and market share information reflect measured channels of distribution accounting for approximately 90% of our U.S. confectionery retail business. These channels of distribution primarily include food, drug, mass merchandisers, and convenience store channels, plus Wal-Mart Stores, Inc., partial dollar, club and military channels. These metrics are based on measured market scanned purchases as reported by Information Resources, Incorporated ("IRI"), the Company's market insights and analytics provider, and provide a means to assess our retail takeaway and market position relative to the overall category. The amounts presented above are solely for the U.S. CMG category which does not include revenue from our snack mixes and grocery items. For the full year 2017, our U.S. retail takeaway increased 1.2% in the expanded multi-outlet combined plus convenience store channels (IRI MULO + C-Stores), which includes candy, mint, gum, salty snacks, snack bars, meat snacks and grocery items.
Cost of Sales and Gross Margin
2017 compared with 2016
Cost of sales decreased 4.9% in 2017 compared with 2016. The reduction was driven by lower commodity costs coupled with an incremental $116.0 million favorable impact from marking-to-market our commodity derivative instruments intended to economically hedge future years' commodity purchases, a $53.0 million decrease in business realignment costs, and supply chain productivity and cost savings initiatives. These benefits were offset in part by higher freight and warehousing costs and unfavorable manufacturing variances.
Gross margin increased by 340 basis points in 2017 compared with 2016. Lower commodity costs coupled with the favorable year-over-year mark-to-market impact from commodity derivative instruments, lower business realignment costs, and supply chain productivity contributed to the improvement in gross margin. However, higher supply chain costs and unfavorable product mix partially offset the increase in gross margin.
2016 compared with 2015
Cost of sales increased 6.8% in 2016 compared with 2015. Incremental business realignment costs and mark-to-market losses on commodity derivative instruments increased cost of sales by 5.3%, while the remaining increase was primarily attributed to higher volume and higher supply chain costs, in part due to higher manufacturing variances and some incremental fixed costs related to the commencement of manufacturing in the Malaysia facility.
Gross margin decreased by 320 basis points in 2016 compared with 2015. Mark-to-market losses on commodity derivative instruments and incremental depreciation expense related to business realignment activities drove a 300 basis point decline in gross margin. Higher trade promotional spending and supply chain costs also contributed to the decreased gross margin, but were partially offset by supply chain productivity and cost savings initiatives.

Selling, Marketing and Administrative
2017 compared with 2016
Selling, marketing and administrative (“SM&A”) expenses decreased $5.8 million or 0.3% in 2017. Advertising and related consumer marketing expense remaining consistent with 2016 levels, as higher spending by the North America segment was offset by reduced spending by the International and Other segment. While 2017 SM&A benefited from costs savings and efficiency initiatives, lower business realignment costs, and lower acquisition integration costs, these savings were offset in part by higher pension settlement charges and higher costs related to acquisition due diligence activities and the implementation of our new enterprise resource planning system.
2016 compared with 2015
SM&A expenses decreased $54.1 million or 2.8% in 2016. Advertising and related consumer marketing expense decreased 4.0% during this period. We spent less on advertising and related consumer marketing in our International and Other segment, particularly in the China market, and our spending in North America declined as our marketing mix models were weighted toward higher trade promotional spending. Excluding these advertising and related consumer marketing costs, selling and administrative expenses for 2016 decreased by 2.0% as compared to 2015 as a result of our continued focus on reducing non-essential spending. SM&A expenses in 2016 were also impacted by business realignment costs of $16.9 million and acquisition and integration costs of $6.5 million. In 2015, SM&A expenses included business realignment costs of $17.4 million and acquisition and integration costs of $13.6 million.
Goodwill, Indefinite and Long-Lived Asset Impairment Charges
In 2017, we recorded long-lived asset impairment charges totaling $106.0 million to write-down distributor relationship and trademark intangible assets that had been recognized in connection with the 2014 SGM acquisition and wrote-down property, plant and equipment by $102.7 million.
In 2016, in connection with the annual impairment testing of indefinite lived intangible assets, we recognized a trademark impairment charge of $4.2 million, primarily resulting from plans to discontinue a brand sold in India.
In 2015, we recorded goodwill impairment charges totaling $280.8 million resulting from our reassessment of the valuation of the SGM business, coupled with the write-down of goodwill attributed to the China chocolate business in connection with the SGM acquisition from September 2014.
The assessment of the valuation of goodwill and other long-lived assets is based on management estimates and assumptions, as discussed in our critical accounting policies included in Item 7 of this Annual Report on Form 10-K. These estimates and assumptions are subject to change due to changing economic and competitive conditions.

Business Realignment Activities
We are currently pursuing several business realignment activities designed to increase our efficiency and focus our business behind key growth strategies. Costs recorded for business realignment activities during 2017, 2016 and 2015 are as follows:

For the years ended December 31,	2017	2016	2015
In millions of dollars
Margin for Growth Program:
Severance	$32.6	$—	$—
Accelerated depreciation	6.9	—	—
Other program costs	16.4	—	—
Operational Optimization Program:
Severance	$13.8	$17.9	$—
Accelerated depreciation	—	48.6	—
Other program costs	(0.3)	21.8	—
2015 Productivity Initiative:
Severance	—	—	81.3
Other program costs	—	5.6	14.3
Other international restructuring programs:
Severance	—	—	6.6
Accelerated depreciation and amortization	—	—	5.9
Mauna Loa divestiture	—	—	2.7
Total	$69.4	$93.9	$110.8
Costs associated with business realignment activities are classified in our Consolidated Statements of Income as described in Note 7 to the Consolidated Financial Statements.
Margin for Growth Program
In February 2017, the Company's Board of Directors unanimously approved several initiatives under a single program designed to drive continued net sales, operating income and earnings per-share diluted growth over the next several years.  This program will focus on improving global efficiency and effectiveness, optimizing the Company’s supply chain, streamlining the Company’s operating model and reducing administrative expenses to generate long-term savings.
The Company estimates that the “Margin for Growth” program will result in total pre-tax charges of $375 million to $425 million from 2017 to 2019.  This estimate includes plant and office closure expenses of $100 million to $115 million, net intangible asset impairment charges of $100 million to $110 million, employee separation costs of $80 million to $100 million, contract termination costs of approximately $25 million, and other business realignment costs of $70 million to $75 million. The cash portion of the total charge is estimated to be $150 million to $175 million. At the conclusion of the program in 2019, ongoing annual savings are expected to be approximately $150 million to $175 million. The Company expects that implementation of the program will reduce its global workforce by approximately 15%, with a majority of the reductions coming from hourly headcount positions outside of the United States.
The program includes an initiative to optimize the manufacturing operations supporting our China business.  We deemed this to be a triggering event requiring us to test our China long-lived asset group for impairment by first determining whether the carrying value of the asset group was recovered by our current estimates of future cash flows associated with the asset group. Because this assessment indicated that the carrying value was not recoverable, we calculated an impairment loss as the excess of the asset group's carrying value over its fair value. The resulting impairment loss was allocated to the asset group's long-lived assets. Therefore, as a result of this testing, during the first quarter of 2017, we recorded impairment charges totaling $208.7 million, with $106.0 million representing the portion of the impairment loss that was allocated to the distributor relationship and trademark intangible assets that had been recognized in connection with the 2014 SGM acquisition and $102.7 million representing the portion of the impairment loss that was allocated to property, plant and equipment. These impairment charges are recorded in the long-lived asset impairment charges caption within the Consolidated Statements of Operations.
During 2017, we recognized estimated employee severance totaling $32.6 million. These charges relate largely to our initiative to improve the cost structure of our China business, as well as our initiative to further streamline our corporate operating model. We also recognized non-cash, asset-related incremental depreciation expense totaling $6.9 million as part of optimizing the North America supply chain. During 2017, we also recognized other program costs totaling $16.4 million. These charges relate primarily to third-party charges for our initiative of improving global efficiency and effectiveness.
Operational Optimization Program
In the second quarter of 2016, we commenced a program (the “Operational Optimization Program”) to optimize our production and supply chain network, which includes select facility consolidations. The program encompasses the continued transition of our China chocolate and SGM operations into a united Golden Hershey platform, including the integration of the China sales force, as well as workforce planning efforts and the consolidation of production within certain facilities in China and North America.
For the year ended December 31, 2017, we incurred pre-tax costs totaling $13.5 million, primarily related to employee severance associated with the workforce planning efforts within North America. We currently expect to incur additional cash costs of approximately $8 million over the next twelve months to complete this program.
2015 Productivity Initiative
In mid-2015, we initiated a productivity initiative (the “2015 Productivity Initiative”) intended to move decision making closer to the customer and the consumer, to enable a more enterprise-wide approach to innovation, to more swiftly advance our knowledge agenda, and to provide for a more efficient cost structure, while ensuring that we effectively allocate resources to future growth areas. Overall, the 2015 Productivity Initiative was undertaken to simplify the organizational structure to enhance the Company's ability to rapidly anticipate and respond to the changing demands of the global consumer.
The 2015 Productivity Initiative was executed throughout the third and fourth quarters of 2015, resulting in a net reduction of approximately 300 positions, with the majority of the departures taking place by the end of 2015. The 2015 Productivity Initiative was completed during the third quarter 2016. We incurred total costs of $125 million relating to this program, including pension settlement charges which are included within the Other (income) expense, net caption of $13.7 million recorded in 2016 and $10.2 million recorded in 2015 relating to lump sum withdrawals by employees retiring or leaving the Company as a result of this program.
Other international restructuring programs
Costs incurred for the year ended December 31, 2015 related principally to accelerated depreciation and amortization and employee severance costs for minor programs commenced in 2014 to rationalize certain non-U.S. manufacturing and distribution activities and to establish our own sales and distribution teams in Brazil in connection with our exit from the Bauducco joint venture.
Operating Profit and Operating Profit Margin
2017 compared with 2016
Operating profit increased 4.6% in 2017 compared with 2016 due primarily to higher gross profit and slightly lower SM&A expenses, as discussed previously. Operating profit margin increased to 17.5% in 2017 from 16.9% in 2016 driven by the improvement in gross margin.
2016 compared with 2015
Operating profit increased 16.7% in 2016 compared with 2015 due primarily to lower goodwill and intangible asset impairment charges, lower SM&A costs and lower business realignment costs, offset in part by the lower gross profit. Operating profit margin increased to 16.9% in 2016 from 14.6% in 2015 due primarily to these same factors.
Interest Expense, Net
2017 compared with 2016
Net interest expense was $8.1 million higher in 2017 than in 2016. The increase was due to higher levels of long-term debt outstanding and higher interest rates on commercial paper during the 2017 period, as well as a decreased benefit from the fixed to floating swaps.

2016 compared with 2015
Net interest expense was $15.6 million lower in 2016 than in 2015, as the 2015 amount included the premium paid to repurchase long-term debt as part of a cash tender offer. This decrease was partially offset by lower capitalized interest expense and lower interest income.
Other (Income) Expense, Net
2017 compared with 2016
Other (income) expense, net totaled expense of $104.4 million in 2017 versus expense of $65.6 million in 2016. In 2017 we recognized a $66.2 million write-down on equity investments qualifying for federal historic and energy tax credits, compared to a $43.5 million write down in 2016. In 2017, the non-service cost components of net periodic benefit cost relating to pension and other post-retirement benefit plans totaled $38.8 million compared to $49.4 million in 2016. Additionally, 2016 was offset by an extinguishment gain of $26.7 million related to the settlement of the SGM liability.
2016 compared with 2015
Other (income) expense, net totaled expense of $65.6 million in 2016 versus expense of $68.1 million in 2015. The decrease was primarily due to the $26.7 million settlement of the SGM liability in 2016, partially offset by an increase of $11.4 million in the non-service cost components of net periodic benefit cost and an increase of $4.0 million in the write-down of equity investments qualifying for federal historic and energy tax credits.
Income Taxes and Effective Tax Rate
2017 compared with 2016
Our effective income tax rate was 31.9% for 2017 compared with 34.5% for 2016. Relative to the statutory rate, the 2017 effective tax rate was impacted by a favorable foreign rate differential relating to foreign operations and cocoa procurement, investment tax credits and the benefit of ASU 2016-09 for the accounting of employee share-based payments, which were partially offset by the impact of U.S. tax reform and non-benefited costs resulting from the Margin for Growth Program.  The 2016 effective rate benefited from the impact of non-taxable income related to the settlement of the SGM liability and investment tax credits.
2016 compared with 2015
Our effective income tax rate was 34.5% for 2016 compared with 43.1% for 2015. Relative to the statutory rate, the 2016 effective tax rate was impacted by greater benefits from manufacturing deductions, research and development and investment tax credits, and a favorable foreign rate differential relating to our cocoa procurement operations.
Net Income attributable to The Hershey Company and Earnings Per Share-diluted
2017 compared with 2016
Net income increased $62.9 million, or 8.7%, while EPS-diluted increased $0.32, or 9.6%, in 2017 compared with 2016. The increase in both net income and EPS-diluted were driven by higher gross profit, lower SM&A and lower income taxes, partly offset by the long-lived asset impairment charges and higher write-downs relating to tax credit investments, as noted above. Our 2017 EPS-diluted also benefited from lower weighted-average shares outstanding as a result of share repurchases, including a current year repurchase from the Milton Hershey School Trust and prior year repurchases pursuant to our Board-approved repurchase programs.
2016 compared with 2015
Net income increased $207.0 million, or 40.4%, while EPS-diluted increased $1.02, or 44.0%, in 2016 compared with 2015. The increases in both net income and EPS-diluted were driven by the lower goodwill and intangible asset impairment charges, lower SM&A costs and lower business realignment costs, as noted above. Our 2016 EPS-diluted also benefited from lower weighted-average shares outstanding as a result of share repurchases pursuant to our Board-approved repurchase programs.

SEGMENT RESULTS
The summary that follows provides a discussion of the results of operations of our two reportable segments: North America and International and Other. The segments reflect our operations on a geographic basis. For segment reporting purposes, we use “segment income” to evaluate segment performance and allocate resources. Segment income excludes unallocated general corporate administrative expenses, unallocated mark-to-market gains and losses on commodity derivatives, business realignment and impairment charges, acquisition integration costs and other unusual gains or losses that are not part of our measurement of segment performance. These items of our operating income are largely managed centrally at the corporate level and are excluded from the measure of segment income reviewed by the CODM and used for resource allocation and internal management reporting and performance evaluation. Segment income and segment income margin, which are presented in the segment discussion that follows, are non-GAAP measures and do not purport to be alternatives to operating income as a measure of operating performance. We believe that these measures are useful to investors and other users of our financial information in evaluating ongoing operating profitability as well as in evaluating operating performance in relation to our competitors, as they exclude the activities that are not directly attributable to our ongoing segment operations. For further information, see the Non-GAAP Information section of this MD&A.
Our segment results, including a reconciliation to our consolidated results, were as follows:

For the years ended December 31,	2017	2016	2015
In millions of dollars
Net Sales:
North America	$6,621.2	$6,533.0	$6,468.1
International and Other	894.3	907.2	918.5
Total	$7,515.4	$7,440.2	$7,386.6

Segment Income (Loss):
North America	$2,044.2	$2,040.5	$2,075.3
International and Other	11.5	(29.1)	(98.1)
Total segment income	2,055.7	2,011.4	1,977.2
Unallocated corporate expense (1)	499.2	488.3	489.0
Unallocated mark-to-market (gains) losses on commodity derivatives (2)	(35.3)	163.2	—
Goodwill, indefinite and long-lived asset impairment charges	208.7	4.2	280.8
Costs associated with business realignment activities	69.4	93.9	110.8
Acquisition and integration costs	0.3	6.5	20.9
Operating profit	1,313.4	1,255.3	1,075.7
Interest expense, net	98.3	90.2	105.8
Other (income) expense, net	104.4	65.6	68.1
Income before income taxes	$1,110.7	$1,099.5	$901.8

(1)
Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense and (d) other gains or losses that are not integral to segment performance.

(2)	Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative (gains) losses. See Note 11 to the Consolidated Financial Statements.

North America
The North America segment is responsible for our chocolate and non-chocolate confectionery market position, as well as our grocery and growing snacks market positions, in the United States and Canada. This includes developing and growing our business in chocolate and non-chocolate confectionery, pantry, food service and other snacking product lines. North America accounted for 88.1%, 87.8% and 87.6% of our net sales in 2017, 2016 and 2015, respectively. North America results for the years ended December 31, 2017, 2016 and 2015 were as follows:

				Percent Change
For the years ended December 31,	2017	2016	2015	2017 vs 2016	2016 vs 2015
In millions of dollars
Net sales	$6,621.2	$6,533.0	$6,468.1	1.3%	1.0%
Segment income	2,044.2	2,040.5	2,075.3	0.2%	(1.7)%
Segment margin	30.9%	31.2%	32.1%
2017 compared with 2016
Net sales of our North America segment increased $88.2 million or 1.3% in 2017 compared to 2016, driven by increased volume of 0.5% due to a longer Easter season, as well as 2017 innovation, specifically, Hershey's Cookie Layer Crunch, and the launch of Hershey's Gold and Hershey's and Reese's Popped Snack Mix and Chocolate Dipped Pretzels. Additionally, the barkTHINS brand acquisition contributed 0.3%. Net price realization increased by 0.4% due to decreased levels of trade promotional spending. Excluding the favorable impact of foreign currency exchange rates of 0.1%, the net sales of our North America segment increased by approximately 1.2%.
Our North America segment income increased $3.7 million or 0.2% in 2017 compared to 2016, driven by higher gross profit, partially offset by investments in greater levels of advertising expense and go-to-market capabilities, as well as unfavorable manufacturing variances and higher freight and warehousing costs.
2016 compared with 2015
Net sales of our North America segment increased $64.9 million or 1.0% in 2016 compared to 2015, reflecting volume increases of 1.4% and the favorable net impact of acquisitions and divestitures of 0.7%, partially offset by unfavorable net price realization of 0.9% and an unfavorable impact from foreign currency exchange rates that reduced net sales by approximately 0.2%. Our 2016 North America performance was similar to the slower growth experienced by other CPG companies. Additionally, the U.S. CMG category and manufacturers were impacted by a shorter Easter season and merchandising and display strategies at select customers. The segment's volume increase was primarily attributable to new product introductions, partially offset by lower everyday product sales. The unfavorable net price realization resulted from increased levels of trade promotional spending necessary to support higher levels of in-store merchandising and display activity. Our Canada operations were impacted by the stronger U.S. dollar, which drove the unfavorable foreign currency impact.
Our North America segment income decreased $34.8 million or 1.7% in 2016 compared to 2015, driven by lower gross margin as higher trade promotional spending and higher supply chain costs were only partially offset by the benefit from supply chain productivity and cost savings initiatives.

International and Other
The International and Other segment includes all other countries where we currently manufacture, import, market, sell or distribute chocolate and non-chocolate confectionery and other products. Currently, this includes our operations in China and other Asia markets, Latin America, Europe, Africa and the Middle East, along with exports to these regions. While a less significant component, this segment also includes our global retail operations, including Hershey’s Chocolate World stores in Hershey, Pennsylvania, New York City, Las Vegas, Niagara Falls (Ontario), Dubai and Singapore, as well as operations associated with licensing the use of certain trademarks and products to third parties around the world. International and Other accounted for 11.9%, 12.2% and 12.4% of our net sales in 2017, 2016 and 2015, respectively. International and Other results for the years ended December 31, 2017, 2016 and 2015 were as follows:

				Percent Change
For the years ended December 31,	2017	2016	2015	2017 vs 2016	2016 vs 2015
In millions of dollars
Net sales	$894.3	$907.2	$918.5	(1.4)%	(1.2)%
Segment income (loss)	11.5	(29.1)	(98.1)	NM	NM
Segment margin	1.3%	(3.2)%	(10.7)%
2017 compared with 2016
Net sales of our International and Other segment decreased $12.9 million or 1.4% in 2017 compared to 2016, reflecting volume declines of 4.7%, partially offset by favorable price realization of 2.7% and a favorable impact from foreign currency exchange rates of 0.6%. Excluding the unfavorable impact of foreign currency exchange rates, the net sales of our International and Other segment decreased by approximately 2.0%.
The volume decrease is primarily attributed to our China business, driven by softness in the modern trade channel coupled with a focus on optimizing our product offerings. The favorable net price realization was driven by higher prices in select markets, as well as reduced levels of trade promotional spending, which declined significantly compared to the prior year. Constant currency net sales in Mexico and Brazil increased by 10.8% and 10.5%, respectively, driven by solid chocolate marketplace performance. India also experienced constant currency net sales growth of 13.8%.
Our International and Other segment generated income of $11.5 million in 2017 compared to a loss of $29.1 million in 2016 due to benefits from reduced trade promotional spending and lower operating expenses in China as a result of our Margin for Growth Program. Additionally, segment income benefited from the improved combined income in Latin America and export markets versus the prior year.
2016 compared with 2015
Net sales of our International and Other segment decreased $11.3 million or 1.2% in 2016 compared to 2015, reflecting an unfavorable impact from foreign currency exchange rates of 4.4%, volume declines of 3.7% and the unfavorable impact of net acquisitions and divestitures of 0.1%, substantially offset by favorable net price realization of 7.0%. Excluding the unfavorable impact of foreign currency exchange rates, the net sales of our International and Other segment increased by approximately 3.2%.
The favorable net price realization was driven by lower direct trade expense as well as lower returns, discounts and allowances in China, which declined significantly compared to the prior year. The volume decrease primarily related to lower sales in India due to the discontinuance of the edible oil business as well as lower sales in our global retail and licensing business, partially offset by net sales increases in Latin America and select export markets. Constant currency net sales in Mexico and Brazil increased on a combined basis by approximately 13%, driven by solid chocolate marketplace performance.
Our International and Other segment loss decreased $69.0 million in 2016 compared to 2015. Combined income in Latin America and export markets improved versus the prior year and performance in China benefited from lower direct trade and returns, discounts and allowances that were significantly lower than the prior year.

Unallocated Corporate Expense
Unallocated corporate expense includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense and (d) other gains or losses that are not integral to segment performance.
Unallocated corporate expense totaled $499.2 million in 2017, as compared to $488.3 million in 2016. While we realized savings in 2017 from our productivity and cost savings initiatives, these savings were more than offset by higher costs related to the multi-year implementation of our enterprise resource planning system, as well as higher due diligence costs related to merger and acquisition activity. Unallocated corporate expense in 2016 was consistent with 2015 levels, as savings realized from our productivity and cost savings initiatives were offset by higher employee-related costs and an increase in corporate depreciation and amortization.
FINANCIAL CONDITION
We assess our liquidity in terms of our ability to generate cash to fund our operating, investing and financing activities. Significant factors affecting liquidity include cash flows generated from operating activities, capital expenditures, acquisitions, dividends, repurchases of outstanding shares, the adequacy of available commercial paper and bank lines of credit, and the ability to attract long-term capital with satisfactory terms. We generate substantial cash from operations and remain in a strong financial position, with sufficient liquidity available for capital reinvestment, payment of dividends and strategic acquisitions.
Cash Flow Summary
The following table is derived from our Consolidated Statement of Cash Flows:

In millions of dollars	2017	2016	2015
Net cash provided by (used in):
Operating activities	$1,249.5	$1,013.4	$1,256.3
Investing activities	(328.6)	(595.4)	(477.2)
Financing activities	(843.8)	(464.4)	(797.0)
Effect of exchange rate changes on cash and cash equivalents	6.1	(3.1)	(10.4)
Increase (decrease) in cash and cash equivalents	83.2	(49.5)	(28.3)
Operating activities
Our principal source of liquidity is cash flow from operations. Our net income and, consequently, our cash provided by operations are impacted by sales volume, seasonal sales patterns, timing of new product introductions, profit margins and price changes. Sales are typically higher during the third and fourth quarters of the year due to seasonal and holiday-related sales patterns. Generally, working capital needs peak during the summer months. We meet these needs primarily with cash on hand, bank borrowings or the issuance of commercial paper.
Cash provided by operating activities in 2017 increased $236.1 million relative to 2016. This increase was driven by the following factors:

•
Net income adjusted for non-cash charges to operations (including depreciation, amortization, stock-based compensation, deferred income taxes, goodwill, indefinite and long-lived asset charges, write-down of equity investments, the gain on settlement of the SGM liability and other charges) contributed $329 million of additional cash flow in 2017 relative to 2016.

•
Prepaid expenses and other current assets generated cash of $18 million in 2017, compared to a use of cash of $43 million in 2016. This $61 million fluctuation was mainly driven by the timing of payments on commodity futures. In addition, in 2017, the volume of commodity futures held, which require margin deposits, was lower compared to 2016. We utilize commodity futures contracts to economically manage the risk of future price fluctuations associated with our purchase of raw materials.

•	The increase in cash provided by operating activities was partially offset by the following net cash outflows:

◦
Working capital (comprised of trade accounts receivable, inventory, accounts payable and accrued liabilities) consumed cash of $131 million in 2017 and $28 million in 2016. This $103 million fluctuation was mainly due to a higher year-over-year build up of U.S. inventories to satisfy product requirements and maintain sufficient levels to accommodate customer requirements, coupled with a higher investment in inventory in Mexico and India, driven by volume growth in those markets.

◦
The use of cash for income taxes increased $70 million, mainly due to the variance in actual tax expense for 2017 relative to the timing of quarterly estimated tax payments, which resulted in a higher prepaid tax position at the end of 2017 compared to 2016.

Cash provided by operating activities in 2016 decreased $242.9 million relative to 2015. This decrease was driven by the following factors:

•
Working capital (comprised of trade accounts receivable, inventory, accounts payable and accrued liabilities) consumed cash of $28 million in 2016, while it generated cash of $37 million in 2015. This $65 million fluctuation was mainly driven by an $87 million payment to settle an interest rate swap in connection with the issuance of new debt in August 2016.

•
Prepaid expenses and other current assets consumed cash of $43 million in 2016, compared to cash generated of $118 million in 2015. This $161 million fluctuation was mainly driven by higher payments on commodity futures contracts in 2016 as the market price of cocoa declined, versus receipts in the 2015 period. We utilize commodity futures contracts to economically manage the risk of future price fluctuations associated with our purchase of raw materials.

•
Net income adjusted for non-cash charges to operations (including depreciation, amortization, stock-based compensation, deferred income taxes, goodwill, indefinite and long-lived asset charges, write-down of equity investments, the gain on settlement of the SGM liability and other charges) decreased cash flow by $37 million in 2016 relative to 2015.

Pension and Post-Retirement Activity. We recorded net periodic benefit costs of $59.7 million, $72.8 million and $66.8 million in 2017, 2016 and 2015, respectively, relating to our benefit plans (including our defined benefit and other post retirement plans). The main drivers of fluctuations in expense from year to year are assumptions in formulating our long-term estimates, including discount rates used to value plan obligations, expected returns on plan assets, the service and interest costs and the amortization of actuarial gains and losses.
The funded status of our qualified defined benefit pension plans is dependent upon many factors, including returns on invested assets, the level of market interest rates and the level of funding. We contribute cash to our plans at our discretion, subject to applicable regulations and minimum contribution requirements. Cash contributions to our pension and post retirement plans totaled $56.4 million, $41.7 million and $53.3 million in 2017, 2016 and 2015, respectively.
Investing activities
Our principal uses of cash for investment purposes relate to purchases of property, plant and equipment and capitalized software, purchases of short-term investments and acquisitions of businesses, partially offset by proceeds from sales of property, plant and equipment and short-term investments. We used cash of $328.6 million for investing activities in 2017 compared to $595.4 million in 2016, with the decrease driven by less business acquisition activity in 2017 compared to 2016. We used cash of $477.2 million for investing activities in 2015, which was primarily driven by lower business acquisition investment and sales of short-term investments relative to 2017 and 2016.
Primary investing activities include the following:

•
Capital spending. Capital expenditures, including capitalized software, primarily to support capacity expansion, innovation and cost savings, were $257.7 million in 2017, $269.5 million in 2016 and $356.8 million in 2015. Our 2015 expenditures included approximately $80 million relating to the Malaysia plant construction. Capitalized software additions were primarily related to ongoing enhancements of our information systems. We expect 2018 capital expenditures, including capitalized software, to approximate $330 million to $350 million. The increase in our 2018 capital expenditures compared to 2017 and 2016 relates to increases in our U.S. core chocolate brand capacity, investing capabilities as part of our enterprise resource planning system implementation and incremental capital expenditures associated with our acquisition of Amplify.

•
Acquisitions and divestitures. We had no acquisition or divestiture activity in 2017. In 2016, we spent $285.4 million to acquire Ripple Brand Collective, LLC. In 2015, we spent $218.7 million to acquire Krave, partially offset by net cash received of $32 million from the sale of Mauna Loa.

•
Investments in partnerships qualifying for tax credits. We make investments in partnership entities that in turn make equity investments in projects eligible to receive federal historic and energy tax credits. We invested approximately $78.6 million in 2017, $44.3 million in 2016 and $30.7 million in 2015 in projects qualifying for tax credits.

•	Short-term investments. We had no short-term investment activity in 2017 or 2016. In 2015, we received proceeds of $95 million from the sale of short-term investments.
Financing activities
Our cash flow from financing activities generally relates to the use of cash for purchases of our Common Stock and payment of dividends, offset by net borrowing activity and proceeds from the exercise of stock options. We used cash of $843.8 million for financing activities in 2017 compared to $464.4 million in 2016. We used cash of $797.0 million for financing activities in 2015, primarily to fund dividend payments and share repurchases.
The majority of our financing activity was attributed to the following:

•
Short-term borrowings, net. In addition to utilizing cash on hand, we use short-term borrowings (commercial paper and bank borrowings) to fund seasonal working capital requirements and ongoing business needs. In 2017, we used $81.4 million to reduce commercial paper borrowings and short-term foreign borrowings. In 2016, we generated cash flow of $275.6 million through short-term commercial paper borrowings, partially offset by payments in short-term foreign borrowings. In 2015, we generated cash flow of $10.7 million as a result of higher borrowings at certain of our international businesses.

•
Long-term debt borrowings and repayments. In 2017, we had minimal incremental long-term borrowings and no repayment activity. In 2016, we used $500 million to repay long-term debt. Additionally, in 2016, we issued $500 million of 2.30% Notes due in 2026 and $300 million of 3.375% Notes due in 2046. In 2015, we used $355 million to repay long-term debt, including $100.2 million to repurchase $71.6 million of our long-term debt as part of a cash tender offer. Additionally, in 2015, we issued $300 million of 1.60% Notes due in 2018 and $300 million of 3.20% Notes due in 2025.

•
Share repurchases. We repurchase shares of Common Stock to offset the dilutive impact of treasury shares issued under our equity compensation plans. The value of these share repurchases in a given period varies based on the volume of stock options exercised and our market price. In addition, we periodically repurchase shares of Common Stock pursuant to Board-authorized programs intended to drive additional stockholder value. We used cash for total share repurchases of $300.3 million in 2017, which included a privately negotiated repurchase transaction with the Milton Hershey School Trust to purchase 1.5 million shares for $159.0 million. We used cash for total share repurchases of $592.6 million in 2016, which included purchases pursuant to authorized programs of $420.2 million to purchase 4.6 million shares in 2016. We used cash for total share repurchases of $582.5 million in 2015, which included purchases pursuant to authorized programs of $402.5 million to purchase 4.2 million shares. As of December 31, 2017, approximately $100 million remained available under the $500 million share repurchase authorization approved by the Board in January 2016. In October 2017, our Board of Directors approved an additional $100 million share repurchase authorization, to commence after the existing 2016 authorization is completed.

•
Dividend payments. Total dividend payments to holders of our Common Stock and Class B Common Stock were $526.3 million in 2017, $499.5 million in 2016 and $476.1 million in 2015. Dividends per share of Common Stock increased 6.1% to $2.548 per share in 2017 compared to $2.402 per share in 2016, while dividends per share of Class B Common Stock increased 6.0% in 2017.

•
Proceeds from the exercise of stock options, including tax benefits. We received $63.3 million from employee exercises of stock options, net of employee taxes withheld from share-based awards in 2017, as compared to $94.8 million in 2016 and $55.7 million in 2015. Variances are driven primarily by the number of shares exercised and the share price at the date of grant.

•
Other. In February 2016, we used $35.8 million to purchase the remaining 20% of the outstanding shares of SGM. In September 2015, we acquired the remaining 49% interest in Hershey do Brasil Ltda. under a cooperative agreement with Bauducco for approximately $38.3 million. Additionally, in December 2015, we paid $10.0 million in contingent consideration to the shareholders of Krave.

Liquidity and Capital Resources
At December 31, 2017, our cash and cash equivalents totaled $380.2 million. At December 31, 2016, our cash and cash equivalents totaled $297.0 million. Our cash and cash equivalents at the end of 2017 increased $83.2 million compared to the 2016 year-end balance as a result of the sources of net cash outlined in the previous discussion.
Approximately 75% of the balance of our cash and cash equivalents at December 31, 2017 was held by subsidiaries domiciled outside of the United States. The Company recognized the one-time U.S. repatriation tax due under U.S. tax reform and, as a result, repatriation of these amounts would not be subject to additional U.S. federal income tax but would be subject to applicable withholding taxes in the relevant jurisdiction. Our intent is to permanently reinvest these funds outside of the United States. The cash that our foreign subsidiaries hold for indefinite reinvestment is expected to be used to finance foreign operations and investments. We believe we have sufficient liquidity to satisfy our cash needs, including our cash needs in the United States.
We maintain debt levels we consider prudent based on our cash flow, interest coverage ratio and percentage of debt to capital. We use debt financing to lower our overall cost of capital which increases our return on stockholders’ equity. Our total debt was $2.9 billion at December 31, 2017 and $3.0 billion at December 31, 2016. Our total debt decreased slightly in 2017 as we reduced our commercial paper and short-term foreign borrowings.
As a source of short-term financing, we maintain a $1.0 billion unsecured revolving credit facility, with an option to increase borrowings by an additional $400 million with the consent of the lenders. As of December 31, 2017, the termination date of this agreement is November 2020. We may use these funds for general corporate purposes, including commercial paper backstop and business acquisitions. As of December 31, 2017, we had $551 million of available capacity under the agreement. The unsecured revolving credit agreement contains certain financial and other covenants, customary representations, warranties and events of default. We were in compliance with all covenants as of December 31, 2017.
In addition to the revolving credit facility, we maintain lines of credit in various currencies with domestic and international commercial banks. As of December 31, 2017, we had available capacity of $329 million under these lines of credit.
On January 8, 2018, we entered into an additional credit facility under which the Company may borrow up to $1.5 billion on an unsecured, revolving basis. Funds borrowed may be used for general corporate purposes, including commercial paper backstop and acquisitions. This facility is scheduled to expire on January 7, 2019.
Furthermore, we have a current shelf registration statement filed with the SEC that allows for the issuance of an indeterminate amount of debt securities. Proceeds from the debt issuances and any other offerings under the current registration statement may be used for general corporate requirements, including reducing existing borrowings, financing capital additions and funding contributions to our pension plans, future business acquisitions and working capital requirements.
Our ability to obtain debt financing at comparable risk-based interest rates is partly a function of our existing cash-flow-to-debt and debt-to-capitalization levels as well as our current credit standing.
We believe that our existing sources of liquidity are adequate to meet anticipated funding needs at comparable risk-based interest rates for the foreseeable future. Acquisition spending and/or share repurchases could potentially increase our debt. Operating cash flow and access to capital markets are expected to satisfy our various cash flow requirements, including acquisitions and capital expenditures.
Equity Structure
We have two classes of stock outstanding – Common Stock and Class B Stock. Holders of the Common Stock and the Class B Stock generally vote together without regard to class on matters submitted to stockholders, including the election of directors. Holders of the Common Stock have 1 vote per share. Holders of the Class B Stock have 10 votes per share. Holders of the Common Stock, voting separately as a class, are entitled to elect one-sixth of our Board. With respect to dividend rights, holders of the Common Stock are entitled to cash dividends 10% higher than those declared and paid on the Class B Stock.
Hershey Trust Company, as trustee for the trust established by Milton S. and Catherine S. Hershey that has as its sole beneficiary Milton Hershey School (such trust, the "Milton Hershey School Trust"), maintains voting control over The Hershey Company. In addition, a representative of Hershey Trust Company currently serves as a member of the Company's Board. In performing his responsibilities on the Company’s Board, this representative may from time to time exercise influence with regard to the ongoing business decisions of our Board or management. Hershey Trust Company, as trustee for the Milton Hershey School Trust, in its role as controlling stockholder of the Company, has indicated it intends to retain its controlling interest in The Hershey Company. The Company's Board, and not the Hershey Trust Company board, is solely responsible and accountable for the Company’s management and performance.

Pennsylvania law requires that the Office of Attorney General be provided advance notice of any transaction that would result in Hershey Trust Company, as trustee for the Milton Hershey School Trust, no longer having voting control of the Company. The law provides specific statutory authority for the Attorney General to intercede and petition the court having jurisdiction over Hershey Trust Company, as trustee for the Milton Hershey School Trust, to stop such a transaction if the Attorney General can prove that the transaction is unnecessary for the future economic viability of the Company and is inconsistent with investment and management considerations under fiduciary obligations. This legislation makes it more difficult for a third party to acquire a majority of our outstanding voting stock and thereby may delay or prevent a change in control of the Company.
Guarantees and Other Off-Balance Sheet Arrangements
We do not have guarantees or other off-balance sheet financing arrangements, including variable interest entities, that we believe could have a material impact on our financial condition or liquidity.
Contractual Obligations
The following table summarizes our contractual obligations at December 31, 2017:

	Payments due by Period
	In millions of dollars
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term notes (excluding capital leases obligations)	$2,278.4	$300.1	$350.0	$84.7	$1,543.6
Interest expense (1)	725.3	78.4	148.9	107.2	390.8
Operating lease obligations (2)	254.3	16.2	31.5	24.2	182.4
Capital lease obligations (3)	193.5	3.4	7.0	7.8	175.3
Minimum pension plan funding obligations (4)	17.8	1.6	6.4	6.5	3.3
Unconditional purchase obligations (5)	1,646.6	1,359.7	283.7	3.2	—
Total obligations	$5,115.9	$1,759.4	$827.5	$233.6	$2,295.4
(1) Includes the net interest payments on fixed rate debt associated with long-term notes.
(2) Includes the minimum rental commitments under non-cancelable operating leases primarily for offices, retail stores, warehouses and distribution facilities.
(3) Includes the minimum rental commitments (including interest expense) under non-cancelable capital leases primarily for offices and warehouse facilities.
(4) Represents future pension payments to comply with local funding requirements. Our policy is to fund domestic pension liabilities in accordance with the minimum and maximum limits imposed by the Employee Retirement Income Security Act of 1974 (“ERISA”), federal income tax laws and the funding requirements of the Pension Protection Act of 2006. We fund non-domestic pension liabilities in accordance with laws and regulations applicable to those plans. For more information, see Note 9 to the Consolidated Financial Statements.
(5) Purchase obligations consist primarily of fixed commitments for the purchase of raw materials to be utilized in the normal course of business. Amounts presented included fixed price forward contracts and unpriced contracts that were valued using market prices as of December 31, 2017. The amounts presented in the table do not include items already recorded in accounts payable or accrued liabilities at year-end 2017, nor does the table reflect cash flows we are likely to incur based on our plans, but are not obligated to incur. Such amounts are part of normal operations and are reflected in historical operating cash flow trends. We do not believe such purchase obligations will adversely affect our liquidity position.
In entering into contractual obligations, we have assumed the risk that might arise from the possible inability of counterparties to meet the terms of their contracts. We mitigate this risk by performing financial assessments prior to contract execution, conducting periodic evaluations of counterparty performance and maintaining a diverse portfolio of qualified counterparties. Our risk is limited to replacing the contracts at prevailing market rates. We do not expect any significant losses resulting from counterparty defaults.

Asset Retirement Obligations
We have a number of facilities that contain varying amounts of asbestos in certain locations within the facilities. Our asbestos management program is compliant with current applicable regulations, which require that we handle or dispose of asbestos in a specified manner if such facilities undergo major renovations or are demolished. We do not have sufficient information to estimate the fair value of any asset retirement obligations related to these facilities. We cannot specify the settlement date or range of potential settlement dates and, therefore, sufficient information is not available to apply an expected present value technique. We expect to maintain the facilities with repairs and maintenance activities that would not involve or require the removal of significant quantities of asbestos.
Income Tax Obligations
Liabilities for unrecognized income tax benefits are excluded from the table above as we are unable to reasonably predict the ultimate amount or timing of a settlement of these potential liabilities. See Note 8 to the Consolidated Financial Statements for more information.
Recent Accounting Pronouncements
Information on recently adopted and issued accounting standards is included in Note 1 to the Consolidated Financial Statements.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The preparation of financial statements requires management to use judgment and make estimates and assumptions. We believe that our most critical accounting policies and estimates relate to the following:

●	Accrued Liabilities for Trade Promotion Activities
●	Pension and Other Post-Retirement Benefits Plans
●	Goodwill and Other Intangible Assets
●	Income Taxes
Management has discussed the development, selection and disclosure of critical accounting policies and estimates with the Audit Committee of our Board. While we base estimates and assumptions on our knowledge of current events and actions we may undertake in the future, actual results may ultimately differ from these estimates and assumptions. Other significant accounting policies are outlined in Note 1 to the Consolidated Financial Statements.
Accrued Liabilities for Trade Promotion Activities
We promote our products with advertising, trade promotions and consumer incentives. These programs include, but are not limited to, discounts, coupons, rebates, in-store display incentives and volume-based incentives. We expense advertising costs and other direct marketing expenses as incurred. We recognize the costs of trade promotion and consumer incentive activities as a reduction to net sales along with a corresponding accrued liability based on estimates at the time of revenue recognition. These estimates are based on our analysis of the programs offered, historical trends, expectations regarding customer and consumer participation, sales and payment trends and our experience with payment patterns associated with similar programs offered in the past.
Our trade promotional costs totaled $1,133.2 million, $1,157.4 million and $1,122.3 million in 2017, 2016 and 2015, respectively. The estimated costs of these programs are reasonably likely to change in the future due to changes in trends with regard to customer and consumer participation, particularly for new programs and for programs related to the introduction of new products. Differences between estimated expense and actual program performance are recognized as a change in estimate in a subsequent period and are normally not significant. Over the three-year period ended December 31, 2017, actual promotional costs have not deviated from the estimated amount for a given year by more than 3%.

Pension and Other Post-Retirement Benefits Plans
We sponsor various defined benefit pension plans. The primary plans are The Hershey Company Retirement Plan and The Hershey Company Retirement Plan for Hourly Employees, which are cash balance plans that provide pension benefits for most U.S. employees hired prior to January 1, 2007. We also sponsor two primary other post-employment benefit (“OPEB”) plans, consisting of a health care plan and life insurance plan for retirees. The health care plan is contributory, with participants’ contributions adjusted annually, and the life insurance plan is non-contributory.
For accounting purposes, the defined benefit pension and OPEB plans require assumptions to estimate the projected and accumulated benefit obligations, including the following variables: discount rate; expected salary increases; certain employee-related factors, such as turnover, retirement age and mortality; expected return on assets; and health care cost trend rates. These and other assumptions affect the annual expense and obligations recognized for the underlying plans. Our assumptions reflect our historical experiences and management's best judgment regarding future expectations. Our related accounting policies, accounting balances and plan assumptions are discussed in Note 9 to the Consolidated Financial Statements.

Pension Plans
Changes in certain assumptions could significantly affect pension expense and benefit obligations, particularly the estimated long-term rate of return on plan assets and the discount rates used to calculate such obligations:

•
Long-term rate of return on plan assets. The expected long-term rate of return is evaluated on an annual basis. We consider a number of factors when setting assumptions with respect to the long-term rate of return, including current and expected asset allocation and historical and expected returns on the plan asset categories. Actual asset allocations are regularly reviewed and periodically rebalanced to the targeted allocations when considered appropriate. Investment gains or losses represent the difference between the expected return estimated using the long-term rate of return and the actual return realized. For 2018, the expected return on plan assets assumption is 5.8%, which was the same percentage used during 2017. The historical average return (compounded annually) over the 20 years prior to December 31, 2017 was approximately 6.2%.

As of December 31, 2017, our primary plans had cumulative unrecognized investment and actuarial losses of approximately $345 million. We amortize the unrecognized net actuarial gains and losses in excess of the corridor amount, which is the greater of 10% of a respective plan’s projected benefit obligation or the fair market value of plan assets. These unrecognized net losses may increase future pension expense if not offset by (i) actual investment returns that exceed the expected long-term rate of investment returns, (ii) other factors, including reduced pension liabilities arising from higher discount rates used to calculate pension obligations or (iii) other actuarial gains when actual plan experience is favorable as compared to the assumed experience. A 100 basis point decrease or increase in the long-term rate of return on pension assets would correspondingly increase or decrease annual net periodic pension benefit expense by approximately $10 million.

•
Discount rate. Prior to December 31, 2017, the service and interest cost components of net periodic benefit cost were determined utilizing a single weighted-average discount rate derived from the yield curve used to measure the plan obligations. Beginning in 2018, we have elected to utilize a full yield curve approach in the estimation of service and interest costs by applying the specific spot rates along that yield curve used in the determination of the benefit obligation to the relevant projected cash flows. We made this change to provide a more precise measurement of service and interest costs by improving the correlation between the projected cash flows to the corresponding spot rates along the yield curve. Compared to the method used in 2017, we expect this change to result in lower pension and other post-retirement benefit expense of approximately $6 million in 2018. This change will have no impact on pension and other post-retirement benefit liabilities and will be accounted for prospectively as a change in accounting estimate.

A 100 basis point decrease (increase) in the weighted-average pension discount rate would increase (decrease) annual net periodic pension benefit expense by approximately $4 million and the December 31, 2017 pension liability would increase by approximately $100 million or decrease by approximately $85 million, respectively.
Pension expense for defined benefit pension plans is expected to be approximately $13 million in 2018. Pension expense beyond 2018 will depend on future investment performance, our contributions to the pension trusts, changes in discount rates and various other factors related to the covered employees in the plans.
Other Post-Employment Benefit Plans
Changes in significant assumptions could affect consolidated expense and benefit obligations, particularly the discount rates used to calculate such obligations and the healthcare cost trend rate:

•
Discount rate. The determination of the discount rate used to calculate the benefit obligations of the OPEB plans is discussed in the pension plans section above. A 100 basis point decrease (increase) in the discount rate assumption for these plans would not be material to the OPEB plans' consolidated expense and the December 31, 2017 benefit liability would increase by approximately $26 million or decrease by approximately $22 million, respectively.

•
Healthcare cost trend rate. The healthcare cost trend rate is based on a combination of inputs including our recent claims history and insights from external advisers regarding recent developments in the healthcare marketplace, as well as projections of future trends in the marketplace. See Note 9 to the Consolidated Financial Statements for disclosure of the effects of a one percentage point change in the healthcare cost trend rate.

Goodwill and Other Intangible Assets
Goodwill and indefinite-lived intangible assets are not amortized, but are evaluated for impairment annually or more often if indicators of a potential impairment are present. Our annual impairment tests are conducted at the beginning of the fourth quarter.
We test goodwill for impairment by performing either a qualitative or quantitative assessment. If we choose to perform a qualitative assessment, we evaluate economic, industry and company-specific factors in assessing the fair value of the related reporting unit. If we determine that it is more likely than not that the fair value of the reporting unit is less than its carrying value, a quantitative test is then performed. Otherwise, no further testing is required. For those reporting units tested using a quantitative approach, we compare the fair value of each reporting unit with the carrying amount of the reporting unit, including goodwill. If the estimated fair value of the reporting unit is less than the carrying amount of the reporting unit, impairment is indicated, requiring recognition of a goodwill impairment charge for the differential (up to the carrying value of goodwill). We test individual indefinite-lived intangible assets by comparing the estimated fair values with the book values of each asset.
We determine the fair value of our reporting units and indefinite-lived intangible assets using an income approach. Under the income approach, we calculate the fair value of our reporting units and indefinite-lived intangible assets based on the present value of estimated future cash flows. Considerable management judgment is necessary to evaluate the impact of operating and macroeconomic changes and to estimate the future cash flows used to measure fair value. Our estimates of future cash flows consider past performance, current and anticipated market conditions and internal projections and operating plans which incorporate estimates for sales growth and profitability, and cash flows associated with taxes and capital spending. Additional assumptions include forecasted growth rates, estimated discount rates, which may be risk-adjusted for the operating market of the reporting unit, and estimated royalty rates that would be charged for comparable branded licenses. We believe such assumptions also reflect current and anticipated market conditions and are consistent with those that would be used by other marketplace participants for similar valuation purposes. Such assumptions are subject to change due to changing economic and competitive conditions.
We also have intangible assets, consisting primarily of certain trademarks, customer-related intangible assets and patents obtained through business acquisitions, that are expected to have determinable useful lives. The costs of finite-lived intangible assets are amortized to expense over their estimated lives. Our estimates of the useful lives of finite-lived intangible assets consider judgments regarding the future effects of obsolescence, demand, competition and other economic factors. We conduct impairment tests when events or changes in circumstances indicate that the carrying value of these finite-lived assets may not be recoverable. Undiscounted cash flow analyses are used to determine if an impairment exists. If an impairment is determined to exist, the loss is calculated based on the estimated fair value of the assets.
At December 31, 2017, the net book value of our goodwill totaled $821.1 million and related to five reporting units. Based on our most recent quantitative testing, all of our reporting units had a percentage of excess fair value over carrying value of at least 100%. Therefore, as it relates to our 2017 annual testing performed at the beginning of the fourth quarter, we tested all five reporting units using a qualitative assessment and determined that no quantitative testing was deemed necessary. There were no other events or circumstances that would indicate that impairment may exist.
In February 2017, we commenced the Margin for Growth Program which includes an initiative to optimize the manufacturing operations supporting our China business.  We deemed this to be a triggering event requiring us to test our China long-lived asset group for impairment by first determining whether the carrying value of the asset group was recovered by our current estimates of future cash flows associated with the asset group. Because this assessment indicated that the carrying value was not recoverable, we calculated an impairment loss as the excess of the asset group's carrying value over its fair value. The resulting impairment loss was allocated to the asset group's long-lived assets. Therefore, as a result of this testing, during the first quarter of 2017, we recorded an impairment charge totaling $105.9 million representing the portion of the impairment loss that was allocated to the distributor relationship and trademark intangible assets that had been recognized in connection with the 2014 SGM acquisition.

In 2016, in connection with our annual impairment testing of indefinite lived intangible assets, we recognized a trademark impairment charge of $4.2 million, primarily resulting from plans to discontinue a brand sold in India.
In 2015, we recorded a $280.8 million impairment charge resulting from our interim reassessment of the valuation of the SGM business, coupled with the write-down of goodwill attributed to the China chocolate business in connection with the SGM acquisition. As a result of declining performance levels and our post-acquisition assessment, we determined that GAAP required an interim impairment test of the SGM reporting unit. We performed the first step of this test as of July 5, 2015 using an income approach based on our estimates of future performance scenarios for the business. The results of this test indicated that the fair value of the reporting unit was less than the carrying amount as of the measurement date, suggesting that a goodwill impairment was probable, which required us to perform a second step analysis to confirm that an impairment existed and to determine the amount of the impairment based on our reassessed value of the reporting unit. Although preliminary, as a result of this reassessment, in the second quarter of 2015 we recorded an estimated $249.8 million non-cash goodwill impairment charge, representing a write-down of all of the goodwill related to the SGM reporting unit as of July 5, 2015. During the third quarter, we increased the value of acquired goodwill by $16.6 million, with the corresponding offset principally represented by the establishment of additional opening balance sheet liabilities for additional commitments and contingencies that were identified through our post-acquisition assessment. We also finalized the impairment test of the goodwill relating to the SGM reporting unit, which resulted in a write-off of this additional goodwill in the third quarter, for a total impairment of $266.4 million. As of the date of our original impairment test, we also tested the other long-lived assets of SGM for recoverability by comparing the sum of the undiscounted cash flows to the carrying value of the asset group, and no impairment was indicated.
In connection with the 2014 SGM acquisition, we had assigned approximately $15 million of goodwill to our existing China chocolate business, as this reporting unit was expected to benefit from acquisition synergies relating to the sale of Golden Monkey-branded product through its Tier 1 and hypermarket distributor networks. As the net sales and earnings of our China business continued to be adversely impacted by macroeconomic challenges and changing consumer shopping behavior through the third quarter of 2015, we determined that an interim impairment test of the goodwill in this reporting unit was also required. We performed the first step of this test in the third quarter of 2015 using an income approach based on our estimates of future performance scenarios for the business. The results of this test suggested that a goodwill impairment was probable, and the conclusions of the second step analysis resulted in a write-down of $14.4 million, representing the full value of goodwill attributed to this reporting unit as of October 4, 2015. As of the date of our original impairment test, we also tested the other long-lived assets of the China asset group for recoverability by comparing the sum of the undiscounted cash flows to the carrying value of the asset group, and no impairment was indicated.
Income Taxes
We base our deferred income taxes, accrued income taxes and provision for income taxes upon income, statutory tax rates, the legal structure of our Company, interpretation of tax laws and tax planning opportunities available to us in the various jurisdictions in which we operate. We file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. We are regularly audited by federal, state and foreign tax authorities, but a number of years may elapse before an uncertain tax position, for which we have unrecognized tax benefits, is audited and finally resolved. From time to time, these audits result in assessments of additional tax. We maintain reserves for such assessments.
We apply a more-likely-than-not threshold to the recognition and derecognition of uncertain tax positions. Accordingly, we recognize the amount of tax benefit that has a greater than 50% likelihood of being ultimately realized upon settlement. Future changes in judgments and estimates related to the expected ultimate resolution of uncertain tax positions will affect income in the quarter of such change. While it is often difficult to predict the final outcome or the timing of resolution of any particular uncertain tax position, we believe that our unrecognized tax benefits reflect the most likely outcome. Accrued interest and penalties related to unrecognized tax benefits are included in income tax expense. We adjust these unrecognized tax benefits, as well as the related interest, in light of changing facts and circumstances, such as receiving audit assessments or clearing of an item for which a reserve has been established. Settlement of any particular position could require the use of cash. Favorable resolution would be recognized as a reduction to our effective income tax rate in the period of resolution.
We believe it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets, net of valuation allowances. Our valuation allowances are primarily related to U.S. capital loss carryforwards and various foreign jurisdictions' net operating loss carryforwards and other deferred tax assets for which we do not expect to realize a benefit.